                                                                       EXHIBIT 4


                                [TWENTY RUPEES]

                  CREDIT FACILITY AGREEMENT (TERM/DEMAND LOAN)

THIS AGREEMENT made this 20th day of May, 2000 between Caraco Pharmaceutical Laboratories Limited a Company incorporated in Michigan and having its Registered Office situated at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 (hereinafter referred to as the "Borrower", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns);

                                      AND

ICICI BANK LIMITED, a company incorporated under the Companies Act, 1956, and a Scheduled Bank within the meaning of The Reserve Bank of India Act, 1934 (2 of
1934) and having its Registered Office at Landmark, Race Course Circle, Baroda-390 007 and among others a Branch Office at Free Press House, 215, Nariman Point Mumbai 400 021 (hereinafter referred to as "the Bank", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns);



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

DEFINITIONS: GENERAL CONDITIONS

I.  DEFINITIONS:

     1.1  The following terms shall have the following meanings:-

(a) "General Conditions" means the GENERAL CONDITIONS No. GC-II APPLICABLE TO CREDIT FACILITIES PROVIDED BY THE BANK.

(b)  'Project' means the project to be financed described in Schedule-I hereto;

(c)  'Financing Plan' means the plan as described in Schedule II hereto.

     1.2  GENERAL CONDITIONS:

     The Loan hereby agreed to be granted by the Bank shall be subject to the Borrower complying with the terms and conditions set out herein and also in the General Conditions, a copy of which has been furnished to the Borrower. The General Conditions shall be deemed to form part of this Agreement and shall be read as if they are specifically incorporated herein.

All monies payable by the Borrower to the Bank shall be paid to the Bank at such Branch as may be specified by them by telegraphic, telex or mail transfer to the account of such Branch by cheque or bank draft drawn in favour of the Bank, and shall be so paid as to enable the Bank to realise, at par, the amount on or before the relative due date.

Credit for all payments will be given on realisation of the instruments.

AGREEMENT AND TERMS OF LOAN

2.1  AMOUNT AND TERMS OF LOAN:

The Borrower agrees to avail from the Bank and the Bank agrees to provide to the Borrower, on the terms and conditions contained herein as also in the General conditions, sum up to an aggregate USD 5 million (equivalent to INR Rs 21,80,00,000/ - i.e. Rupees Twenty One Crores Eighty Lacs Only) under the Bank's FCNR (B) loan scheme.



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2.2 INTEREST:

(i) The Borrower shall pay to the Bank interest on the principal amounts of the loan outstanding from time to time, @ 140 basis points (bps) above six month (US$) LIBOR (rounded off to the higher side in multiple of 0.05) prevailing on the date of disbursement. The interest is payable on yearly basis, at the end of each quarter i.e. on March 31, June 30, September 30 and December 31 every year.

(ii) ADDITIONAL INTEREST FOR INTERIM SECURITY:

Disbursement made pending final security as stipulated in Article III shall carry further interest at the rate of 1% p.a. plus interest at the applicable rate from time to time till creation of such security.

2.3 Cost and Charges:

The Borrower shall pay all taxes, duties, costs, charges and expenses in connection with or relating to the Loan Transaction (in INR) (including protection of Bank's interests). In the event of the Borrower failing to pay the aforesaid monies, the Bank will be at liberty but shall not be obliged to pay the same. All such sums shall be reimbursed by the Borrower to the Bank on demand from the Bank and shall be debited to the Borrower's Loan Account and shall carry the same interest as that of loan account.

2.4 COMMITMENT FEE:

0.25% p.a., from the date of execution of documents on the undrawn amount payable on quarterly basis in arrears. The fee payable in equivalent INR calculated at the TT selling rate prevailing on the date of payment.

2.5 REPAYMENT:

The Borrower shall repay the principal amounts of the Term Loan in accordance with the Amortisation Schedule set forth in Schedule-III hereto.

SECURITY

3.1 SECURITY FOR THE LOAN

(A) The loan together with all interest, further interest, commission, service charges, costs, expenses, liquidated and other monies whatsoever stipulated in the Agreement shall be secured by-

a) Negative Lien over Caraco's Assets


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

b) First charge over the moveable fixed assets of Sun Pharmaceutical Industries Limited.

c) Demand Promissory Note(s);

(B) The Borrower shall make out a good and marketable title to its properties to the satisfaction of the Bank and comply with all such formalities as may be necessary or required for the said purpose.

3.2 CREATION OF ADDITIONAL SECURITY

If, at any time during the subsistence of this Agreement, the Bank is of the opinion that the security provided by the Borrower has become inadequate to cover the balance of the Credit Facilities then outstanding, then, on the Bank advising the Borrower to that effect, the Borrower shall provide and furnish to the Bank, to the satisfaction of the Bank such additional security as may be acceptable to the Bank of cover such deficiency.

3.3 ACQUISITION OF ADDITIONAL IMMOVEABLE PROPERTIES

So long as any monies remain due and outstanding to the Bank, the Borrower undertakes to notify the Bank in writing of all its acquisitions to make out a marketable title to the satisfaction of the Bank and charge the same in favour of the Bank by way of first charge in such form and manner as may be decided by the Bank.

3.4 GUARANTEE

The Borrower shall procure irrevocable and unconditional corporate guarantee from the following corporation:

Sun Pharmaceutical Industries Limited

The guarantee shall be in favour of the Bank for the due repayment of the Loan and the payment of all interest and other monies payable by the Borrower in the form prescribed by the Bank and to be delivered to the Bank before any part of the Loan is advanced.



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


SPECIAL CONDITIONS

The Loan hereby granted shall also be subject to the Borrower complying with the special conditions set out in Schedule IV hereto.

THE LOAN HEREBY AGREED TO BE GRANTED BY THE BANK SHALL BE SUBJECT TO THE BORROWER COMPLYING WITH THE TERMS AND CONDITIONS SET OUT HEREIN AND ALSO THE GENERAL CONDITIONS, A COPY OF WHICH HAS BEEN FURNISHED TO THE BORROWER, SHALL BE DEEMED TO FORM PART OF THIS AGREEMENT AND SHALL BE READ AS IF THEY ARE SPECIFICALLY INCORPORATED HEREIN.

EFFECTIVE DATE OF AGREEMENT

This Agreement shall become binding on the Borrower and the Bank on and from the date first above written. It shall be in force till all the monies due and payable under this Agreement are fully paid off.

IN WITNESS WHEREOF the Borrower has caused its signature to be affixed hereto and to a duplicate hereof on the day, month and year first hereinabove written and the Bank has caused the same and the said duplicate to be executed by the hand of Prabhat Kumar Singh and Shaekar Subhramanyam authorised officials of the Bank as hereinafter appearing.

For Caraco Pharmaceutical Laboratories Limited


/s/ Dilip Shanghvi
Chairman


SIGNED AND DELIVERED BY the
within named Bank by the hand of                        For ICICI Bank Ltd.
/s/ Prabhat Kumar Singh and                             /s/ Prabhat Kumar Singh
/s/ Shaekar Subhramanyam                                /s/ Shaekar Subhramanyam
authorised officials of the Bank                        Authorised Signatory






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                                   SCHEDULE I

                                  THE PROJECT


To carry out research and development activities, upgrading its manufacturing facilities and restructuring of its existing debt portfolio.




                                       6
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                                  SCHEDULE II

                                 FINANCING PLAN


Cost of the project:


----------------------------------------------------------------
Requirement of Funds                              Rs. In cores
----------------------------------------------------------------
Normal capital expenditure                                  2.20
----------------------------------------------------------------
Net Losses                                                 16.30
----------------------------------------------------------------
Repayment of Term Loans                                    18.20
----------------------------------------------------------------
Decrease in current liabilities                             0.80
----------------------------------------------------------------
Preference Dividend Payment                                 0.80
----------------------------------------------------------------
TOTAL REQUIREMENTS OF FUNDS                                38.30
----------------------------------------------------------------





Means of Finance:

----------------------------------------------------------------
SOURCES OF FUNDS                                  RS. IN CRORES
----------------------------------------------------------------
Foreign Currency Loan from ICICI
Bank Limited                                               21.80
----------------------------------------------------------------
Internal Accruals                                          16.50
----------------------------------------------------------------
TOTAL SOURCES                                              38.30
----------------------------------------------------------------


                                  SCHEDULE III

                                   REPAYMENT


The loan will be repaid in eight equal quarterly installments of US$ 0.625 million (approximately Rs. 2.725 crores) commencing from December 31, 2003 and ending on September 30, 2005.



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                                  SCHEDULE IV

                               SPECIAL CONDITIONS

1. DISBURSEMENT/DRAWDOWN:
The amounts under the foreign currency denominated loans will be disbursed in full or part within one month from the date of this agreement (utilisation period) unless the borrower and the Bank have agreed otherwise.
The amounts disbursed under the foreign currency loans shall be utilised in foreign currency or in Indian rupees.

2. NOTICE OF DRAWDOWN/DISBURSEMENT:
Disbursement/drawdown under the facility will be subject to a written request/notice of 2 working days (excluding Saturdays) in advance in the format enclosed.

3. CONVERSION AND HEDGING OF THE FOREIGN CURRENCY:
The amount of each drawdown may be converted into Indian rupees (INR) by an outright transaction. The liability for repayment of principal may be hedged in full or in part by forward contract/s for any period/s upto the maturity of each disbursement/s.

4. INTEREST AND INTEREST PAYMENT:
The loan shall carry interest at the rate of 140 basis points (bps) over six monthly (US$) LIBOR (rounded off to the higher side in multiples of 0.05) prevailing on the date of each disbursement and corresponding to the period for which the loan is disbursed. The rate of interest will be reset at six monthly intervals.

The amount of interest due is payable in the currency of the loan on a quarterly basis as on 31st March, 30th June, 30th September and 31st December based on the actual number of days elapsed.

The amount of interest on the loans will be calculated on the basis of 360 days a year and a month of 30 days.

The Borrower may remit the interest amount in US$ or submit export bills for collection equivalent to interest amount.

In case the loan outstanding balance is converted into Indian Rupee on account of non availability of foreign currency deposits / line of credit or for any other reason except on account of default, the rate of interest will be charged at the rate of 2% over ICICI Bank Advance rate.

5. CONVERSION OF THE CURRENCY OF LOANS AND INTEREST ON ACCOUNT OF NON REPAYMENT:
In the event of any default in the payment of principal/interest on due date/s, the Bank, may, at its sole discretion convert the amount due into INR, on the due date/s or on any subsequent date, at the Bank's TT selling rate prevailing as on the date of such conversion. The amount so converted would then be reckoned as a loan denominated in INR. Interest on such overdue amounts will be recovered as per Bank's applicable rate. The interest amount, if any, so converted into INR will be debited to your operative account.

6. COMMITMENT FEE:
0.25%p.a., from the date of execution of documents on the undrawn amount payable on quarterly basis in arrears. The fee is payable in equivalent INR calculated at the TT selling rate prevailing on the date of payment.

7. PERIOD OF SANCTION: - One Time.

8. DOCUMENTATION: The facility is subject to executing/signing/furnishing all such documents/deeds/ required by the Bank.

10. REPAYMENT/PREPAYMENT:
The loan amount will be repaid as detailed in Schedule - III.

The borrower shall be entitled to request the Bank for prepayment of any of the amounts disbursed in full together with the interest accrued before the stipulated due dates for each disbursement. The Bank, at its own discretion, shall agree to any such prepayment requests subject to the borrower agreeing to pay a prepayment fee of 1.25% p a, calculated on the amount proposed to be prepaid for the period from the date of prepayment till the original due date of the amount proposed to be prepaid.

The amount is payable in U.S. $ or in equivalent INR, at current T.T. selling rate.

11. SUSPENSION OF DISBURSEMENT PAYMENT IMMEDIATELY DUE:
The bank is entitled to suspend disbursement of the loans in full or part and to give notice of termination of the loan to the borrower and to demand immediate repayment of loans outstanding as well as the payment of all interest and fees accrued, any charges and other claims incidental thereto and also to convert the foreign currency amounts due in all respects into Indian Rupees (INR) at the Bank's TT selling rate applicable to the currency prevailing on the date of such conversion, if there is any reason for doing so at the Bank's discretion, in particular if:


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
a) An obligation to effect payment under the loan agreement is not fulfilled by the borrower when such payment falls due.
    or
b) The borrower breaches or fails to fulfil on due date any other obligation under this agreement.
    or
c) The borrower or the guarantor admits its inability to meet its payment obligations.
    or
d)  The borrower enters into insolvency or bankruptcy proceedings.
    or
e) There has been a material deterioration in the financial situation of the borrower or the guarantor or their assets have become substantially endangered.
    or
f) In the opinion of the Bank, other exceptional circumstances arise which imperil, delay or preclude the fulfillment of the borrowers or guarantors contractual obligations which make it unreasonable to adhere any longer to the agreement the borrower has executed in Bank's favour.
    or
g) A declaration, confirmation or information provided in connection with this agreement proves to be incomplete or incorrect or would prove to be so if provided at a later date.
    or
h) Any of the loans granted to the borrower by the Bank including the loans covered under this agreement is classified as a non performing asset (NPA) as defined in terms of the directives of Reserve Bank of India (RBI).


12. GENERAL CONDITIONS:
a) All transactions involving conversion of foreign currency into INR or conversion of INR into foreign currency for payment of interest/principal and forward exchange contracts, swaps etc. relating to the loan/s should be carried exclusively through ICICI Bank Limited.

b) All terms and conditions relating to the loan/s will be subject to RBI/FEDAI regulations and will be subject to directives from RBI/FEDAI from time to time.

c) The foreign currency amount would be the limiting factor and the borrowers liability would accordingly be reckoned in the foreign currency in which the loans are denominated.

d) The borrower is liable to pay interest and repay principal in the currency in which the loans have been denominated. In the event of any default in the payment of principal and or interest on due date of such loans, the Bank may at its discretion, convert the amount into INR, on due date/s for such



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
payment/s or on any subsequent date, at the Bank's TT selling rate prevailing on the date of such conversion. The amount due thereafter, would be reckoned as denominated in INR.

e) The INR equivalent of credit facilities have been reckoned for the purpose of this agreement at the exchange rates as under:

                                  1 USD   :INR

f) In the event the INR value depreciates vis a vis the currency in which the loans are denominated resulting in increased liability in terms of INR vis a vis the currency of credit facilities, the borrower agrees and confirms that:

     i) Such increased value in terms of INR shall also be covered by the securities mentioned in this agreement.

    ii) The borrower shall further execute, sign and furnish all such documents, deeds required by the Bank for the aforesaid purpose.

g) In the event of any provisions of this agreement being or becoming wholly or partially invalid or ineffective in law, the other provisions of this agreement shall remain in force. Any insufficiency thus created shall be filled by a corresponding provision consistent with the spirit and purpose of this agreement.

h) In addition to the above, this agreement shall be subject to and interpreted in accordance with the credit arrangement letter dated May 17, 2000 and May 19, 2000.

13. "We hereby agree as a pre-condition of the Credit Facility(ies) granted to us by the Bank that in case we commit default in repayment of any or some or all our dues as per the terms and conditions set out in the Credit Facility Agreement/Credit Arrangement Letter and or other documents(s) on their respective due dates as specified in the said documents, the Bank and or the Reserve Bank of India will have an unqualified an unfettered right to disclose or publish our names or the name of our company and its directors as a defaulter in such a manner and through such medium as the Bank or Reserve Bank or India in their absolute discretion may deem fit"

                           GENERAL CONDITIONS - GC-II
                        APPLICABLE TO TERM / DEMAND LOAN

                   Caraco Pharmaceutical Laboratories Limited

  DEFINITIONS        The following terms have the following meanings in these
                     General Conditions and in the Loan Agreement:
                     - "Loan Agreement" means the particular Credit Facility
                       Agreement and includes these General Conditions GC-II as applied thereto, and all schedules and amendments supplemental to the Loan Agreement.
                     - "Loan(s)" means the Credit Facility agreed to be provided under the Loan Agreement.
                     - "Lender(s)" means ICICI BANKING CORPORATION LIMITED
                       (hereinafter referred to as "the Bank") IDBI, IFCI, ICICI, IRBI, LIC, GIC, NIC, NIA, OIC, UII, UTI Commercial Banks or any one or more of them where the subject or context so admits.
                     - "Lead Institution" means any one of the Lenders as may be designated by them, from time to time, as their attorney in a particular Loan transaction. In the event of any Lender granting Loan(s) to the Borrower singly (and not in participation with other Lenders), the expression "Lead Institution" wherever it appears in these General Conditions GC-II or in the Loan Agreement shall mean only the "Lender".
                     - "Project" means the project for which the Loans are
                       agreed to be granted, as described in the Loan Agreement.
  LEAD               II. Unless otherwise agreed to by the Lead Institution, the
  INSTITUTION        Borrower shall approach the Lead Institution for obtaining all consents and approvals required under the Loan
                     Agreement. All acts and deeds done, and all consents and
                     approvals given, by the Lead Institution shall be deemed to have been done and given by every Lender individually.
  TERMS OF           III. The Loan will be disbursed by the Bank and/or by the
  DISBURSEMENT       Lenders through the Lead Institution, in one or more
                     instalment(s) as may be decided by the Bank / Lead
                     Institution subject to the Borrower complying with the provisions of the Loan Agreement and the disbursement procedure stipulated by the Bank / Lead Institution and the expenditure incurred on the Project being in consonance with the details mentioned in Loan Agreement. All disbursements shall be by cheque(s)/authorisation(s) and the collection/remittance/other charges will be borne by the Borrower. The interest on the Loans will accrue as from the date of the cheque(s)/authorisation(s) of the Bank /
                     Lead Institution.
                     - In the event of the Lender(s) agreeing to disburse any
                       amount of the Loans pending creation of final security as stipulated in the Loan Agreement, the same may be disbursed on such terms as may be decided by the Bank / Lead Institution.
                     - The Lead Institution may deduct from sums to be lent to
                       the Borrower any monies then remaining due and payable by the Borrower to the Lenders.
                     - All interest on the Loans and on all other monies
                       accruing due under the Loan Agreement shall, in case the same be not paid on the respective due dates, carry further interest at the applicable rate(s) under the Loan Agreement, computed from the respective due dates and shall become payable upon the footing of compound interest with quarterly rests as provided in the Loan Agreement.
                     - All interest or other monies which shall accrue under the provisions of the Loan Agreement shall also be payable in the manner and on the dates as mentioned in the Loan Agreement for payment of interest on the principal amounts of the Loans.
                     - Commitment charge shall be payable in the manner and on
                       the dates specified for payment of interest Under the Loan Agreement.
                     - Arrears of commitment charge shall carry interest at the applicable rate for Normal Loans
  on the date of the Loan Agreement.
- Commitment charge shall be payable even though the Loans are ultimately cancelled or not availed of for any reason whatsoever.
- In the event of such cancellation, the commitment charge in respect of the Loans or any part thereof which has been cancelled, shall cease to accrue from the day on which the Borrower's request for cancellation is received by the Bank / Lead Institution.
- The Lenders may charge interest and commitment charge on the Loans at the weighted average rate, where applicable.
- For the purpose of this clause, "weighted average rate" means the weighted mean of the rates of interest or commitment charge, as the case may be, applicable to the Loans.
- Interest and all other charges shall accrue from day to day and shall be computed on the basis of 365 days a year and the actual number of days elapsed.
- The Lead Institution may, in suitable circumstances, revise, vary or postpone the repayment of the principal amounts of the Loans or the balance outstanding for the time being or any instalment(s) of the said principal amounts of the Loans or any part thereof upon such terms and conditions as may be decided by the Bank / Lead Institution.
- In the event of any default in the payment of instalments of principal, any interest, commitment charge and liquidated damages, reschedulement, if any, allowed by the Bank / Lead Institution shall be at the rate as may be stipulated by the Bank / Lead Institution at the time of such reschedulement.
- If, for any reason, the amount finally disbursed by the Lenders out of the Loans is less than the amount of the Loans, the instalment(s) of repayment of the Loans shall stand reduced proportionately but shall be payable on the due dates as specified in the Amortisation Schedule in the Loan Agreement.
- If the Bank / Lead Institution finds that the profitability of the Borrower, the cash flow and other circumstances so warrant, the Bank / Lead Institution may, on previous intimation to the Borrower, require the Borrower to prepay the Loans on dates earlier than the dates specified in the Amortisation
  Schedule in the Loan Agreement and also increase the amount of the instalments of repayment fixed in that Schedule.
- The Borrower shall not prepay the outstanding principal amounts of the Loans in full or in part, before the due dates except after the conversion right is exercised in full, or has lapsed and after obtaining the prior approval of the Bank / Lead Institution (which may be granted conditionally).
- If the due date in respect of any instalment of principal, interest, commitment charge and liquidated damages and all other monies payable under the Loan Agreement falls on a Sunday or a day which is a bank holiday at the place where the payment is to be made, the immediately proceeding working day shall be the due date for such payment.
- In case of default in payment of instalment of principal, interest, commitment charge and all other monies (except liquidated damages) on their respective due dates, the Borrower shall pay on the defaulted amounts, penal interest at the rate of 2% per annum for the period of default. Penal interest shall be payable in the manner and on the dates as specified in the Loan Agreement for payment of interest. Arrears of penal interest shall carry interest at the applicable rate for the loans on the date of the Loan Agreement.
- The Borrower shall reimburse all sums paid by the Bank / Lead Institution or the Lenders within 30 days from the date of notice and demand from the Bank / Lead Institution. All such sums shall be debited to the Borrower's Loan Account and shall carry interest from the date of payment till such reimbursement at the applicable rate for the Loans on the date of the Loan Agreement.
- In case of default in making such reimbursement within 30 days from the date of notice of demand, the Borrower shall also pay on the defaulted amounts, penal interest at the


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


          rate of 2% per annum from the expiry of 30 days from the date of notice of demand till reimbursement in accordance with the provisions detailed in this document of General Conditions.
     - Unless otherwise agreed to by the Bank / Lead Institution, any payments due and payable under the Loan Agreement and made by the Borrower shall be appropriated towards such dues in the following order, viz.,
     (i)    Premium on prepayment;
     (ii)   Costs, charges, expenses and other monies;
     (iii)  Interest on costs, charges, expenses and other monies;
     (iv)   Commitment charge;
     (v)    Interest on arrears of commitment charges;
     (vi) Interest, including additional interest, payable in terms of the Loan Agreement;
     (vii) Further interest and penal interest on defaulted amounts payable as mentioned in this document.
     (viii) Repayment of instalments of principal due and payable under the Loan Agreement.
     - Notwithstanding anything contained in the Clause hereinabove, the Lenders may, at their discretion, appropriate such payments towards the dues, if any, payable by the Borrower in respect of earlier loan(s) availed of by the Borrower from the Lenders in the order specified in the relative Loan Agreement(s).
     - The Borrower shall pay and discharge all its liabilities to each of the Lenders under the Loan Agreement without preferring one over the other.
     - If the Borrower makes any payment to any of the Lenders in preference to other Lenders, the Lender receiving such payment shall, notwithstanding anything to the contrary contained in the Loan agreement, share the same with other(s) on pro-rata basis or in such other manner as the Lenders may mutually agree and such sharing shall be binding on the Borrower.
     - All monies payable by the Borrower to the Lenders shall be paid to the Bank / Lead Institution at such office(s) as may be specified by the Bank / Lead Institution, by cash, telegraphic, telex or mail transfer to the account of such office(s) or by cheque or bank draft drawn in favour of the Bank / Lead Institution on a scheduled bank at such place or to such other account as the Bank / Lead Institution may notify to the Borrower and shall be so paid as to enable the Bank / Lead Institution to realise, at par, the amount on or before the relative due date. Credit for all payments by cheque/bank draft will be given only on realisation or on the relative due date, whichever is later.

BORROWER'S
WARRANTIES
          IV Except to the extent already disclosed in writing by the Borrower to the Lenders, the Borrower shall be deemed to have assured, confirmed and undertaken as follows:
     - The Borrower is not in arrears of any public demands such as income-tax, corporation tax and all other taxes and revenues or any other statutory dues payable to the Central or State Governments or any local or other authority or to any small scale industrial units.
     - The Borrower has entered into requisite selling and purchasing arrangements to the satisfaction of the Bank / Lead Institution.
     - The terms and conditions of appointment of Managing Director or any other person holding substantial powers of management by whatever name called; shall be subject to the approval of the Bank / Lead Institution.
     - Nothing in the Loan Agreement contravenes the Memorandum and Articles of Association of the Borrower.
          - The obligations of the Lenders to make disbursements under the Loan Agreement shall be subject to the Borrower performing all its obligations and undertakings under the Loan Agreement besides compliance by the Borrower with the Disbursement


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


               Procedure stipulated by the Bank / Lead Institution, such as submission of necessary information, documents, etc. to the satisfaction of the Bank / Lead Institution. Before seeking disbursement, the Borrower shall also comply with the following conditions:
          - The Borrowers shall raise share capital as stipulated in the Loan Agreement and the promoters shall subscribe to such share capital to the extent stipulated by the Bank / Lead Institution.
          - The Borrower shall create security as stipulated in the Loan Agreement in favour of the Lenders.
          - The Borrower shall enter into effective agreements with other institutions and banks in the form and substance satisfactory to the Bank / Lead Institution for raising of funds as per the financing plan.
          - The Borrower shall satisfy the Bank / Lead Institution that no event of default as defined in hereof and no event which, with the lapse of time or notice and lapse of time as specified in under item V hereof would become an event of default, has happened and been continuing.
          - The Borrower shall comply with such special conditions as may be stipulated by the Bank / Lead Institution at the time of communication of the sanction of the Loans or subsequently.
          -    The Bank / Lead Institution shall have the right to review the cost of the project before final disbursement of the Loans.
          - The Bank / Lead Institution may withhold disbursement of the amount of the Loans equivalent to the provision against margin money for working capital in the cost of the Project, till such time as the Project is completed and build-up of working capital commences.
          - The Borrower shall procure undertaking(s) from such persons as may be specified by the Bank / Lead Institution in the form required by the Bank / Lead Institution, whereby the Borrower shall take the responsibility for making arrangements satisfactory to the Bank / Lead Institution for meeting the shortfall, if any, in the resources of the Borrower for completing the project and for working capital. The Borrower shall join in such undertaking as a confirming party. The funds brought in to meet the shortfall in the resources of the Borrower for completing the Project and/or working capital shall be in such form and manner and on such terms as may be required by the Bank / Lead Institution.

     -    THE BORROWER SHALL COMPLY WITH THE FOLLOWING:
          - Promptly notify in writing the Bank / Lead Institution of any proposed change in the nature or scope of the Project and of any event or condition which might materially and adversely affect or delay completion of the project or result in substantial overrun in the original estimate of costs. Any proposed change in the nature or scope of the Project shall not be implemented or funds committed therefor without the prior approval of the Bank / Lead Institution.
          - Obtain prior concurrence of the Bank / Lead Institution to any material modification or cancellation of the Borrower's agreements with its machinery supplies, collaborators, technical consultants and suppliers of raw materials.
          - Promptly inform the Bank / Lead Institution of the circumstances and conditions which are likely to disable the Borrower from implementing the Project or which are likely to delay its completion or compel the Borrower to abandon the same.
          - Furnish to the Bank / Lead Institution at the end of each month following the month in which the Loan monies are disbursed, a statement showing the manner in which the said monies have been utilised.
          - Keep such records as may be required by the Bank / Lead Institution to facilitate verification of the entries in respect of various payments made under the Loan. The Borrower shall also furnish to the Bank / Lead Institution, as and when required by it, certified true copy of the said records with details for verification by the Bank / Lead Institution.
 - Not to undertake any new project, diversification, modernisation or substantial expansion of the Project described herein. The word 'substantial' shall have the same meaning as under the Industries (Development and Regulation) Act, 1951.
 - Not to issued any debentures, raise any loans, accept deposits from public, issue equity or preference capital, change its capital structure or create any charge on its assets or give any guarantees without the prior approval of the Bank / Lead Institution in writing. This provision shall not apply to normal trade guarantees or temporary loans and advances granted to staff or contractors or suppliers in the ordinary course of business or to raising of unsecured loans, overdrafts, cash credit or other facilities from the Bank in the ordinary course of business.
 - Not to prepay any loan availed of by it from any other party without the prior approval of the Bank / Lead Institution. If for any reason, the Borrower is required to prepay any loan, it shall make proportionate prepayment to the Lenders as well as comply with such conditions as may be stipulated by the Lenders.
 - Not to pay any commission to its promoters, directors, managers or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any financial assistance obtained for or by the Borrower or in connection with any other obligation undertaken for or by the Borrower for the purpose of the Project.
 - Promptly inform the Lenders if it has notice of any application for winding up having been made or any statutory notice of winding up under the provisions of the Companies Act, 1956, or any other notice under any other Act or otherwise of any suit or other legal process intended to be filed or initiated against the Borrower and affecting the title to the properties of the Borrower or if a Receiver is appointed in respect of any of its properties or business or undertaking.
 - Promptly inform the Bank / Lead Institution of the happening of any labour strikes, lockouts, shut-downs, fires or other similar happenings likely to have an adverse effect on the Borrower's profits or business and of any material changes in the rate of production or sales of the Borrower with an explanation of the reasons therefor.
 - Keep insured upto the replacement value thereof as approved by the Bank / Lead Institution (including surveyor's and architect's fees) the properties charged/to be charged to the Lenders and such of its other properties as are of an insurable nature against fire, theft, lightning, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood marine risks, erection risks, war risks, and such other risks as may be specified by the Bank / Lead Institution and shall duly pay all premia and other sums payable for that purpose. The insurance in respect of the properties charged/to be charged to the Bank / Lenders and any other person or institution having an insurable interest in the properties of the Borrower and acceptable to the Bank / Lead Institution. The Borrower shall keep deposited with the Bank / Lead Institution the insurance policies and renewals thereof.
 - Take an appropriate cover under the Public Liability Insurance Act, 1991, in case its activities involve the handling of hazardous substances as defined in the Environment (Protection) Act, 1986.
 - In the event of failure on the part of the Borrower to insure the properties or to pay the insurance premia or other sums referred to above, the Lenders may get the properties insured or pay the insurance premia and other sums refered to above, as the case may be.

 - Comply with all applicable laws relating to prevention of air and water pollution and protection of environment.
 - Promptly inform in writing, the Bank / Lead Institution of any loss or damage which the Borrower may suffer due to any force majeure circumstances or act of God, such as earthquake, flood, tempest or typhoon, etc. against which the Borrower may not have insured its properties.
 - Submit its duly audited annual accounts, within six months from the close of its accounting year. In case statutory audit (if required) is not likely to be completed during this period, the Borrower shall get its accounts audited by an independent firm of Chartered Accountants and furnish the same to the Bank / Lead Institution.
 - Furnish to the Bank / Lead Institution such reports as may be required by the Bank / Lead Institution.
 - Maintain records showing expenditure incurred on the Project, utilisation of the disbursements out of the Loans, progress of the Project and the operations and financial conditions of the Borrower and such records shall be open to examination by the Lenders and their authorised representatives.
 - Permit the Lenders and their authorised representatives to carry out technical, financial and legal inspections during the construction and operation periods of the Project and to inspect all records, registers and accounts of the Borrower. Any such representative of the Lenders shall have free access at all reasonable times to any part of the Borrower's factory and to its records, registers and accounts and to all reasonable times to any part of the Borrower's factory and to its records, registers and accounts and to all schedules, costs, estimates, plans and specifications relating to the plant and shall receive full co-operation and assistance from the employees of the Borrower. The cost of inspection, including travelling and all other expenses shall be payable by the Borrower to the Lenders in this behalf.
 - Not to declare or pay any dividend to its shareholders during any financial year unless it has paid all the dues to the Lenders upto the date on which the dividend is proposed to be declared or paid or has made satisfactory provisions therefor. Further, the Borrower shall not declare dividend to the equity shareholders in excess of 15% or the average of the dividend paid in the three preceding years, whichever is higher, without prior approval of the Bank / Lead Institution, which may be given conditionally.
 - Not to create any subsidiary or permit any company to become its subsidiary.
 - Carry out such alterations to its Memorandum and Articles of Association as may be deemed necessary in the opinion of the Bank / Lead Institution to safeguard the interests of the Lenders arising out of the Loan Agreement.
 - Not to undertake or permit any merger, consolidation, reorganisation, scheme or arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.
 - Not to make any investments by way of deposits, loans, share capital, etc. in any concern.
 - Not to revalue its assets at any time during the currency of the Loans.
 - Not to carry on any general trading activity other than the sale of its own products.
 - Not to enter into any arrangement for sale of its products and purchase of raw materials inputs without the prior approval of the Bank / Lead Institution. If so required by the Bank / Lead Institution, the Borrower shall take steps to suitably modify or terminate the existing selling/purchasing arrangements in such a manner as may be required by the Bank / Lead Institution.
 - Not to enter into any fresh agreement for the appointment of sole selling agents/sole purchasing agents without the prior approval of the Bank / Lead Institution. Any such arrangement shall be subject to such terms and conditions as may be stipulated by the Bank / Lead Institution.
NOMINEE       - Each of the Lenders shall have the right to appoint and remove
DIRECTOR:       from time to time, Director(s) on the Board of Directors of the
                Borrower as set out in the Loan Agreement [such directors are hereinafter referred to as "Nominee Director(s)'].
              - The Nominee Director(s) shall not be required to hold
                qualification shares and not be liable to retire by rotation.
                - The Nominee Director(s) shall be entitled to all the rights and privileges of other directors including the sitting fees and expenses as payable to other Directors but if any other fees, commission, monies or remuneration in any form is payable to the Directors, the fees, commission, monies and remuneration in relation to such Nominee Director(s) shall accrue to the Lenders and the same shall accordingly be paid by the Borrower directly to the Bank / Lead Institution for the account of the concerned
                Lenders, provided that if any such Nominee Director is an officer of the Lenders, the sitting fees in relation to such Nominee Director(s) shall also accrue to the Lenders and the same shall accordingly be paid by the Borrower directly to the Bank / Lead Institution for the account of the concerned
                Lenders.
              - Any expenditure incurred by the Lenders or the Nominee
                Director(s) in connection with his appointment or directorship shall be borne by the Borrower.
              - The Nominee Director(s) shall be appointed as a member of the
                Management Committee or other committees of the Board, if so desired by the Lenders.
              - The Nominee Director(s) shall be entitled to receive all notices, agenda and other related communications and to attend all General Meetings and Board Meetings and Meetings of any Committees of the Board of which he is a member.
              - If, at any time, the Nominee Director is not able to attend a meeting of the Board of Directors or any of its Committees of which he is a member, the Lenders may depute an observer to attend the meeting. The expenses incurred by the Lenders in this connection shall be borne by the Borrower.

              UNLESS THE LEAD INSTITUTION OTHERWISE AGREES:

              - The Borrower shall not remove any person, by whatever name called, exercising substantial powers of management of the affairs of the Borrower at the time of execution of the Loan Agreement and such persons shall not be paid any commission in any year unless all the dues of the Lenders in that year have been paid to the satisfaction of the Bank / Lead Institution.
              - The Borrower shall not pay any compensation to any of such persons in the event of loss of his / their office(s) for any reason whatsoever if there is a default in repayment of dues to the Lenders.
              - The Borrower shall obtain suitable undertakings for giving effect regarding remuneration, compensation from such persons. The appointment / reappointment including terms of appointment (or alteration in such terms) of the persons mentioned in (i) above shall be subject to the prior approval of the Bank / Lead Institution.
              - The Borrower shall, as and when required by the Bank / Lead
                Institution, appoint and change to the satisfaction of the Bank / Lead Institution, suitable technical, financial and executive staff with proper qualifications and experience for the key posts. The terms of such appointments including any changes therein, shall be subject to prior approval of the Bank / Lead Institution.
              - In case of default in payment of any dues to the Lenders or if in the opinion of the Bank / Lead Institution the business of the Borrower is conducted in a manner opposed to the public policy or in manner prejudicial to Lenders' interest, the Bank / Lead Institution shall have the right to review the management set up or organisation of the Borrower and to require the Borrower to restructure it as may be considered necessary by the Bank / Lead Institution, including the formation of Management Committees with such powers and functions as may be considered suitable by the Bank / Lead Institution.
              - The Bank / Lead Institution shall have the right to appoint, whenever it considers necessary, any person, firm, company or association of persons engaged in technical, management or any other consultancy business to inspect and examine the working of the Borrower and its factory and to report to the Bank / Lead Institution. The Bank / Lead Institution shall have the right to appoint, whenever it considers necessary, any Chartered Accountants/Cost Accountants as auditors for carrying out any specific assignment(s) or to examine the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or internal auditors, or for conducting a special audit of the Borrower. The costs, charges and expenses including professional fees and traveling and other expenses of such consultants or auditors shall be payable by the Borrower.
              - The Borrower shall constitute such Committees of the Board with such composition and functions as may be required by the Bank / Lead Institution for close monitoring of different aspects of its working.
              - The Borrower shall not recognise or register any transfer of shares in the Borrower's capital made or to be made by promoters, their friends or associates, as may be specified by the Lenders.
EVENTS OF    V. If one or more of the events specified in this Section
DEFAULT AND  (hereinafter called 'events of defualt') happen(s), the Bank /
REMEDIES     Lead Institution or the Lenders or any of them may, by a notice in writing to the Borrower, declare the principal of and all accrued interest on the Loans to be due and payable forthwith and the security created in terms of the Loan Agreement shall become enforceable and the Lenders shall have the following rights
             (anything in the Loan Agreement to the contrary notwithstanding) namely:
               i. to enter upon and take possession of the assets of the Borrower and
               ii. to transfer the assets of the Borrower by way of lease or leave and licence or sale.

                EVENTS OF DEFAULT:
               - Default has occurred in the payment of principal sums of the
                 Loans on the due dates.
               - Default has been committed by the Borrower in payment of any instalment of interest on the Loans and such default has continued for a period of thirty days.
               - Interest has been in arrears and remained unpaid for thirty days after becoming due.
               - Default has occurred in the performance of any other convenant, condition or agreement on the part of the Borrower under the Loan Agreement and any other agreement and such default has continued for a period of thirty days after notice in writing thereof has been given to the Borrower by the Lenders / Bank / Lead Institution.
               - Any information given by the Borrower in its application for
                 Loans, in the reports and other information furnished by the Borrower in accordance with the Reporting System and the warranties given/deemed to have been given by the Borrower to the Bank / Lead Institution/Lenders is misleading or incorrect in any material respect.
               - If there is reasonable apprehension that the Borrower is unable to pay its debts or proceedings for taking it into liquidation, either voluntarily or compulsorily, may be or have been commenced.
               - If the properties and assets offered to the lenders as security for the loans have not been kept insured by the Borrower or depreciate in value to such an extent that, in the opinion of the Bank / Lead Institution, further security to the satisfaction of the Bank / Lead Institution should be given and on advising the Borrower to that effect such security has not been given to the Lenders.
- If, without the prior approval of the Bank / Lead Institution, any land, buildings, structures or plant and machinery of the Borrower are sold, disposed of, charged, encumbered or alienated or the said buildings, structures, machinery, plant or other equipment are removed, pulled down or demolished.
- If the other financial institution(s) or bank(s) with whom the Borrower has entered into agreements for financial assistance have refused to disburse it(s)/their loan(s) or any part thereof or have recalled its/their loan(s)/their loan(s) or any part thereof or have recalled its/their loans(s) under their respective loan agreements with the Borrower.
- The Borrower has voluntarily or involuntarily become the subject of proceedings under any bankruptcy or insolvency law or the Borrower is voluntarily or involuntarily dissolved.
- The Borrower is unable or has admitted in writing its inability to pay its debts as they mature.
- The Borrower has taken or suffered any action for its reorganisation, liquidation or dissolution.
- A receiver or liquidator has been appointed or allowed to be appointed of all or any part of the undertaking of the Borrower.
- If an attachment or distraint has been levied on the mortgaged properties or any part thereof or certificate proceedings have been taken or commenced for recovery of any dues from the Borrower.
- If extraordinary circumstances have occurred which make improbable for the Project to be carried out and for the Borrower to fulfill its obligations under the Loan Agreement.
- On the happening of any of the events of default, in addition to the rights specified in this document, each of the Lenders shall be entitled to appoint and remove from time to time Whole-time Director(s) on the Board of Directors of the Borrower [such Director(s) are hereinafter referred to as "the Whole-time Nominee Director(s)"]. Such Whole-time Nominee Director(s) shall exercise such powers and duties as may be approved by the Lenders and have such rights as are usually exercised by or are available to a Whole- Time Director, in the management of the affairs of the Borrower. Such Whole-time Nominee Director(s) shall not be required to hold qualification shares nor be liable to retire by rotation and shall be entitled to receive such remuneration, fees, commission and monies as may be approved by the Bank / Lead Institution. Such Whole-time Nominee Director(s) shall have the right to receive notices of and attend all General Meetings and Board Meetings or any committee(s) of the Borrower of which they are members.
- Any expense that may be incurred by the Lenders or such Whole-time Nominee Director(s) in connection with their appointment or directorship shall be paid or reimbursed by the Borrower to the Lenders, or as the case may be, to such Whole-time Nominee Director(s).
- If any event of default or any event which, after the notice, or lapse of time, or both, would constitute an event of default has happened, the Borrower shall, forthwith give notice thereof to the Bank / Lead Institution in writing specifying the nature of such event of default, or such event.
- All expenses incurred by the Lenders after an event of default has occurred in connection with:
- Preservation of the Borrower's assets (whether then or thereafter existing);
  and
- Collection of amounts due under the Loan Agreement shall be payable by the Borrower.
- The Borrower may, by notice in writing to the Bank / Lead Institution, cancel the Loans or any part thereof which the Borrower has not withdrawn prior to the giving of such notice provided that such cancellation shall be pro-rata for each Lender.
- Further access by the Borrower to the use of the Loans may be suspended or terminated by the Bank / Lead Institution / Lenders:

         -  Upon failure by the Borrower to carry out all or any of the terms of the Loan Agreement or on the happening of any event of default referred to in item V hereof.
         -  If any extra ordinary situation makes it improbable that the
            Borrower would be able to perform its obligations under the Loan
            Agreement.
         -  If the Borrower takes or permits to be taken any action or proceedings whereby any of its properties shall or may be assigned or, in any manner, transferred or delivered to any receiver, assignee, liquidator or other person whether appointed by the
            Borrower or by any Court of Law whereby such property shall or may be distributed among the creditors of the Borrower or the Borrower suffers any charge to be created over its properties in any legal proceedings.
         -  If any change in the Borrower's set-up has taken place which, in the opinion of the Bank / Lead Institution (which shall be final and binding on the Borrower), would adversely affect the conduct of the borrower's business or the financial position or the efficiency of the Borrower's management or personnel or the execution of the
            Project.
         -  The right of the Borrower to make withdrawals from the Loans shall continue to be suspended until the Bank / Lead Institution has notified the Borrower that the right to make withdrawals has been restored.
         -  If any of the events described above has been continuing or if the
            Borrower has not withdrawn the Loans by the date referred to in the
            Loan Agreement or such later date as may be agreed to by the Bank /
            Lead Institution, then, in such event, the Bank / Lead Institution may, by notice in writing to the Borrower, terminate the right of the Borrower to make withdrawals. Upon such notice, the undrawn amount of the Loans shall stand cancelled, notwithstanding any cancellation, suspension or termination pursuant to the aforesaid provisions, all the provisions of the Loan Agreement shall continue to be in full force and effect as herein specifically provided.
         -  No delay in exercising or omission to exercise any right, power or remedy accruing to the Bank / Lead Institution/Lenders upon any
WAIVER      default under the Loan Agreement, security documents or any other agreement or document shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Bank / Lead
            Institution/Lenders in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Bank / Lead Institution/Lenders in respect of any other default.
         -  Any notice required to be served by the Borrower or the Bank shall
MISCELLA    be by Registered Post with Acknowledgement due to the address
NEOUS:      mentioned in the Credit Facility Agreement and such despatch of the notice shall be deemed to be a valid service of such notice.
         -  All intimation to be furnished by the Borrower shall be in writing.
         -  The entries in the account books of the Bank maintained in the usual practice and in compliance with the statutory regulations shall be final. Non receipt of account statements by the Borrower or the correctness of any entry therein shall be brought to the notice of the Bank within tenth day of every calender month.
         -  Any variation to the terms of the Credit Facility Agreement or to the General Conditions shall be done only by mutual consent in writing of the Borrower and the Bank.


                 For Caraco Pharmaceutical Laboratories Limited

                                    Chairman

                                                                      [SUN LOGO]







May 19, 2000

M/s ICICI Ltd
9th Floor, JMC House
Opp. Parimal Garden, Ambewadi,
Ahmedabad - 380 006





         SUB: LOAN TO CARACO PHARMACEUTICAL LABORATORIES LIMITED (CPLL)


Dear Sir,


We are pleased to inform you that ICICI Bank Limited has sanctioned a loan of US $ 5 mill. to our US joint venture Caraco Pharmaceutical Laboratories Limited.

The copy of sanction letter is enclosed herewith for your ready reference.

As per the letter of sanction, the loan to Caraco Pharmaceutical Laboratories Ltd will be secured by corporate guarantee of Sun Pharmaceutical Industries Ltd, backed by a deed of hypothecation to be executed in favour of ICICI Bank Ltd.

You are requested to send us a No Objection Certificate to this effect.


Thanking you,


Yours sincerely,
for Sun Pharmaceutical Industries Ltd




(Authorized Signatory)



Encl: as above


cc:  Mr. P. K. Singh, Vice President (Credit), ICICI Bank Ltd, Mumbai.

[ICICI BANK LETTERHEAD]


                           CREDIT ARRANGEMENT LETTER


MUM/CR/L/2000-01/40


May 19, 2000

CARACO PHARMACEUTICAL LABORATORIES LIMITED
1150 ELIJAH
McCoy Drive
Detroit, Michigan 48202
United States of America

Dear Sirs,

We have pleasure in advising you that the Bank has sanctioned a one time Foreign Currency Term Loan (FCNR (B) Loan) for USD 5 million (equivalent of Rs.
21.80 crores) to the Company, payable on demand but subject to periodical review.

The limits will be available at Mumbai Branch of the Bank.

The aforesaid credit facilities are subject to the main terms and conditions (subject to change as per RBI directives/Bank's policies from time to time) set out in Annexure I hereto which is deemed to be a part of this Credit Arrangement Letter. The credit assistance is also subject to the conditions that are contained in the documents which the Company shall execute between and in favour of ICICI Bank Limited (ICICI Bank). Drafts of the documents are sent herewith as per Annexure II.

The bank will obtain detailed search report from the office of Registrar of Companies. The charges for the same will be borne by the Company.

[ICICI BANK LETTERHEAD]      2



Please furnish within 30 days from the date of this letter two certified copies of the resolutions duly passed by the Board of Directors of your Company accepting the terms and conditions.

Meanwhile please return to us the duplicate copy of this letter duly signed by the Director of the Company in token of acceptance of the terms and conditions stipulated herein.


Yours faithfully,

Vice President [Credit]
Enclosures

                                                       FOR Caraco Pharmaceutical
                                                          Laboratories Limited


                                                              Director

[ICICI BANK LETTERHEAD]          3

                                                                      ANNEXURE I
                                                                      ----------

CARACO PHARMACUETICAL LABORATORIES LIMITED


FOREIGN CURRENCY TERM LOAN [FCNR (B) LOAN]

1. LIMIT: USD 5 million (Equivalent to Rs. 21.80 crores)


2. SECURITY: The advance will be secured, interalia, by:

a) Negative Lien over Caraco's Assets

b) First charge over the movable fixed assets of Sun Pharmaceutical Industries Limited.

c) Irrevocable and Unconditional Corporate Guarantee of Sun
Pharmaceutical Industries Limited.

The guarantor has to submit their latest Balance Sheet.


3. MARGINS: Nil


4. RATE OF INTEREST: Six month LIBOR (US$) + 140 bps (to be reset every six months).

The Bank retains the right to recover interest which is due and remaining unpaid, in equivalent INR, at the TT selling rate applicable on the day of such recovery from your operative account.

The amount of interest due is payable in the currency of the loan on a quarterly basis as on 31st March, 30th June, 30th September and 31st December based on the actual number of days elapsed.

[ICICI BANK LETTERHEAD]               4

The amount of interest on the loans will be calculated on the basis of 360 days a year and a month of 30 days.


5. PENAL RATE OF INTEREST: 2% above the rate applicable to the loan in case there is any default in repayment of loan and/or interest on the defaulted amount.


6. ADDITIONAL INTEREST FOR INTERIM SECURITY: Disbursement made pending creations of final security shall carry further interest at the rate of 1% per annum (excluding interest tax) on entire outstanding till creation of such security.


7. FRONT END FREE: 0.1% of the limit will be recovered upfront.


8. REPAYMENT: The loan to be repaid in eight equal quarterly instalments of US$
0.625 million (approximately Rs. 2.725 crores) commencing from December 31, 2003 and ending on September 30, 2005.


9. COMMITMENT FEE: 0.25%p.a., from the date of execution of documents on the undrawn amount payable on quarterly basis in arrears. The fee is payable in equivalent INR calculated at the TT selling rate prevailing on the date of payment.


10. DISBURSEMENT/DRAWDOWN:

The amounts under the foreign currency denominated loans will be disbursed in full or part within one month from the date of this agreement (utilisation period) unless the borrower and the Bank have agreed otherwise.


11. NOTICE OF DRAWDOWN/DISBURSEMENT: Disbursement/drawdown under the facility will be subject to a written request/notice of 2 working days (excluding Saturdays) in advance in the format enclosed.

[ICICI BANK LETTERHEAD]


12. CONVERSION AND HEDGING OF THE FOREIGN CURRENCY:
The amount of each drawdown may be converted into Indian rupees (INR) by an outright transaction. The liability for repayment of principal may be hedged in full or in part by forward contract/s for any period/s up to the maturity of each disbursement/s.

13. CONVERSION OF FOREIGN CURRENCY IN THE EVENT OF DEFAULT IN THE PAYMENT OF PRINCIPAL/INTEREST:
In the event of any default in the payment of principal/interest on due date/s, the Bank, may, at its sole discretion convert the amount due into INR, on the due date/s or on any subsequent date, at the Bank's TT selling rate prevailing as on the date of such conversion. The amount so converted would then be reckoned as a loan denominated in INR. Interest on such overdue amounts will be recovered as per Bank's applicable rate (at present 21.42% p.a.). The interest amount, if any, so converted into INR will be debited to your operative account.

14. GENERAL CONDITIONS: All transactions involving conversion of foreign currency into INR or conversion of INR into foreign currency for payment of interest/principal, and forward exchange contracts, swaps, etc, relating to the loan/s should be carried out exclusively through ICICI Bank Limited.

All terms and conditions relating to the loan/s will be subject to RBI/FEDAI regulations and will be subject to directives from RBI/FEDAI, from time to time.

15. PERIOD OF SANCTION: One Time

[ICICI BANK LETTERHEAD]

                                                                     ANNEXURE II




CARACO PHARMACEUTICAL LABORATORIES LIMITED

                               LIST OF DOCUMENTS

1. Credit Facility Agreement (Term/Demand Loan) along with General Conditions
   II.

2. Deed of Hypothecation

3. Demand Promissory Note

4. Corporate Guarantee

5. Negative Lien

6. Letters for execution of security and other documents for the credit facilities granted.

[ICICI BANK LETTERHEAD]

                                                                    ANNEXURE III

                  NOTICE OF DRAWDOWN/REQUEST FOR DISBURSEMENT

The Branch Manager
ICICI Banking Corporation Limited
Mumbai Branch

Dear Sir,

Re:  Multicurrency Corporate Credit (MCC) facility ______________
     Request for disbursement

     Please refer to the letter of sanction dated _______________.

     We request you to disburse/release an amount of _______________.

     We give below the particulars against which the drawing is required.

 1.  Value date of drawing

 2.  Period (months)

 3.  Purpose                  For payment of import bill/to meet
                              domestic payments in INR.

 4.  Amount required for remittance of
     import bills including currency of
     remittance.

 5.  Amount to be converted into INR/
     other currency/ies. (Please mention
     the currency to which conversion
     required).

 6.a Whether forward exchange contract     Yes/No
     facility required to meet repayment
     obligations.

 6.b If yes, amount for which forward
     contract required to be booked
     including amount and delivery date.

[ICICI BANK LETTERHEAD]

     We confirm that this disbursement is subject to the terms and conditions mentioned in the aforesaid letter of sanction and the credit facility agreement executed by us. All charges, if any, relating to the aforesaid disbursement may be debited to our current account/cash credit account with you.


Yours faithfully,

Authorised Signatory